EXHIBIT F

                                 EnerShop, Inc.
                           Schedule of CSW Guarantees
                                At March 31, 1997

CSW will guarantee or act as surety on bonds, indebtedness and performance and other obligations undertaken by EnerShop in connection with the Matagorda County Project which involves Signet Bank's $504,000 lease.